AMENDMENT NO. 1 TO

DEPOSIT AGREEMENT

POHANG IRON & STEEL CO., LTD.

AND

THE BANK OF NEW YORK, as Depositary

AND

HOLDERS AND BENEFICIAL OWNERS OF AMERICAN DEPOSITARY RECEIPTS

 Dated as of June 25, 1997

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT dated as of June 25, 1997 (herein called the Amendment), among POHANG IRON & STEEL CO., LTD., a corporation incorporated under the laws of the Republic of Korea (herein called the Company), THE BANK OF NEW YORK, as Depositary (herein called the Depositary), and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued hereunder.

W I T N E S S E T H

WHEREAS, the Company and the Depositary entered into the Deposit Agreement dated as of September 26, 1994 (herein called the Deposit Agreement) for the purposes set forth therein;

WHEREAS, as a consequence of amendments to the Articles of Incorporation of the Company and pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary deem it advisable to amend the Deposit Agreement, such amendment to take effect as of the date hereof.

NOW, THEREFORE, the Company and the Depositary hereby agree to amend the Deposit Agreement, as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.  Unless otherwise defined in the Amendment, terms which are defined in the Deposit Agreement are used herein as therein defined.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

Section 2.01.

Amendment to Section 4.04.  Section 4.04 of the Deposit Agreement is amended to delete the fourth paragraph thereof.

ARTICLE III

FORM OF RECEIPT

Section 3.01  Form of Receipt.  The Form of Receipt is amended and restated in its entirety in the form set forth as Exhibit A hereto.

IN WITNESS WHEREOF, POHANG IRON & STEEL CO., LTD. and THE BANK OF NEW YORK have duly executed this Amendment as of the date first above written.

POHANG IRON & STEEL CO., LTD.

By:

   Name:

   Title:

THE BANK OF NEW YORK

By:

   Name:

   Title:

EXHIBIT A

IN ACCORDANCE WITH KOREAN LAW AND THE ARTICLES OF INCORPORATION OF THE COMPANY, THE RIGHT TO INSTRUCT THE DEPOSITARY WITH RESPECT TO VOTING MAY BE RESTRICTED.  SEE ARTICLE 16 HEREOF.

                                 AMERICAN DEPOSITARY SHARES

                                 (Each American Depositary

                                  Share represents

                                  one-fourth of one

                                  deposited Share)

THE BANK OF NEW YORK

AMERICAN DEPOSITARY RECEIPT

FOR SHARES OF COMMON STOCK OF

PAR VALUE OF WON 5,000 EACH OF

            POSCO

(INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF KOREA)

The Bank of New York, as depositary (hereinafter called the "Depositary"), hereby certifies that___________ ____________________________________________, or registered assigns IS THE OWNER OF _____________________________

AMERICAN DEPOSITARY SHARES

representing deposited shares of Common Stock of par value Won 5,000 each (herein called "Shares") of POSCO, incorporated under the laws of The Republic of Korea (herein called the "Company").  At the date hereof, each American Depositary Share represents one-fourth of one Share deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the principal Seoul, Korea office of Korea Securities Depository (herein called the "Custodian").  The Depositary's Corporate Trust Office is located at a different address than its principal executive office.  Its Corporate Trust Office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at 48 Wall Street, New York, N.Y. 10286.

THE DEPOSITARY'S CORPORATE TRUST OFFICE ADDRESS IS

101 BARCLAY STREET, NEW YORK, N.Y. 10286

1.  THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of September 26, 1994 and amended by Amendment No. 1 thereto dated as of June 25, 1997 (herein called the "Deposit Agreement"), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights of Holders and Beneficial Owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities").  Copies of the Deposit Agreement are on file at the Depositary's Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.  Terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.  SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt for the purpose of withdrawal of the Deposited Securities represented by the American Depositary Shares evidenced hereby, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement and the Company's Articles of Incorporation and applicable laws, the Holder hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued.  Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the Holder hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer, or other documents of title, to such Holder or as ordered by him and (b) any other securities, property and cash to which such Holder is then entitled in respect of this Receipt to such Holder or as ordered by him.  Such delivery will be made at the option of the Holder hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, as provided in the Deposit Agreement; provided that the forwarding of certificates, if any, or other documents of title, for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Holder hereof.  The Depositary shall not accept for surrender a Receipt evidencing fewer than four American Depositary Shares.  In the case of surrender of a Receipt evidencing a number of American Depositary Shares not evenly divisible by four, the Depositary shall make delivery as provided in Section 2.05 of the Deposit Agreement of the appropriate whole number of Shares and other Deposited Securities represented by such American Depositary Shares and shall issue and deliver to the person surrendering such Receipt a new Receipt evidencing American Depositary Shares representing any remaining fractional Share.

3.  TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust Office by the Holder hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose; provided, however, that the Depositary will refuse to register any transfer of American Depositary Shares evidenced by Receipts if such registration would result in a violation of the ownership restrictions referred to in Article 22 of this receipt.  This Receipt may be split into other such Receipts, or may be combined with other such receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such reasonable regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3.

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts, or the combination or split-up of Receipts generally may be suspended, during any period when the transfer books of the Depositary or the shareholders' register of the Company or the Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence.  Notwithstanding any other provision of the Deposit Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal of Deposited Securities may be suspended only for the reasons that may at any time be specified in paragraph I(A)(1) of the General Instructions to Form F-6, as from time to time in effect, or any successor provision thereto.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4.  LIABILITY OF HOLDER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Holder hereof.  The Depositary may refuse to effect any transfer of this Receipt or any combination or split-up hereof or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge (and any taxes or expenses arising out of such sale), and the Holder hereof shall remain liable for any deficiency.

5.  WARRANTIES OF DEPOSITORS.

Every person depositing Shares hereunder and under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate, if any, or other documents of title, therefor are validly issued, fully paid and non-assessable and that the person making such deposit is duly authorized so to do.  Every such person shall also be deemed to represent that (i) the Shares presented for deposit are not, and the Receipts issuable upon such deposit will not be, restricted securities within the meaning of Rule 144(a)(3) under the Securities Act of 1933, and (ii) the deposit of such Shares and the sale of Receipts evidencing American Depositary Shares representing such Shares by that person are not otherwise restricted under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.  FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Holder of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, payment of applicable Korean or other taxes or other governmental charges, legal or beneficial ownership of Receipts, Deposited Securities or other securities, compliance with all applicable laws or regulations or terms of the Deposit Agreement or such Receipt, or such information relating to the registration on the shareholders' register of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper or as the Company may require by written request to the Depositary.  The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made.  The Depositary shall from time to time advise the Company of the availability of any such proofs, certificates or other information and shall provide copies thereof to the Company as promptly as practicable upon request by the Company, unless such disclosure is prohibited by law.

7.  CHARGES OF DEPOSITARY.

The Company agrees to pay the fees and reasonable out-of-pocket expenses of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time.  The Depositary shall present detailed statement for such expenses to the Company at least once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges (to the extent permitted by applicable law and the rules of any stock exchange on which the American Depositary Shares are admitted for trading) shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the shareholders' register of the Company or the Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.03, 4.03 or 4.04 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.05 or 6.02 of the Deposit Agreement and (6) a fee for the distribution of proceeds of sales of securities or rights pursuant to Sections 4.02 or 4.04, respectively, of the Deposit Agreement, such fee (which may be deducted from such proceeds) being in an amount equal to the lesser of (i) the fee for the execution and delivery of Receipts referred to above which would have been charged as a result of the deposit by Holders of securities (for purposes of this clause 6 treating all such securities as if they were Shares) or Shares received in exercise of rights distributed to them pursuant to Sections 4.02 or 4.04, respectively, of the Deposit Agreement, but which securities or rights are instead sold by the Depositary and the net proceeds distributed and (ii) the amount of such proceeds.

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8.  PRE-RELEASE OF RECEIPTS.

Neither the Depositary nor the Custodian shall deliver Shares, by physical delivery, book entry or otherwise (other than to the Company or its agent as contemplated by Section 4.08 of the Deposit Agreement), or otherwise permit Shares to be withdrawn from the facility created hereby, except upon the receipt and cancellation of Receipts.

The Depositary may issue Receipts against rights to receive Shares from the Company (or any agent of the Company recording Share ownership).  No such issue of Receipts will be deemed a "Pre-Release" subject to the restrictions of the following paragraph.

The Depositary may, to the extent permitted by applicable law, execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement ("Pre-Release").  The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released.  The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom Receipts or Shares are to be delivered that such person, or its customer, (i) owns the Shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such Shares or Receipts, as the case may be, to the Depositary in its capacity as such and for the benefit of the Holders, and (iii) agrees in effect to hold such Shares or Receipts, as the case may be, for the account of the Depositary until delivery of the same upon the Depositary's request, (b) at all times fully collateralized (such collateral marked to market daily) with cash or U.S. government securities, (c) terminable by the Depositary on not more than five (5) business days' notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The number of American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the American Depositary Shares outstanding (without giving effect to American Depositary Shares evidenced by Receipts outstanding as a result of Pre-Releases); provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems appropriate and may, with the prior written consent of the Company, change such limit for purposes of general application.  The Depositary will also set limits with respect to the number of Pre-Released Receipts involved in transactions to be done hereunder with any one person on a case by case basis as it deems appropriate.  The collateral referred to in clause (b) above shall be held by the Depositary for the benefit of the Holders as security for the performance of the obligations to deliver Shares set forth in clause (a) above (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.  TITLE TO RECEIPTS.

It is a condition of this Receipt, and every successive holder and Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument, provided, however, that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.

10.  VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however, that such signature may be  a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual signature of a duly authorized officer of the Registrar.

11.  REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports and information with the Securities and Exchange Commission (hereinafter called the "Commission").  Such reports and information are available for inspection and copying by Beneficial Owners and Holders at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary shall make available for inspection by Holders of Receipts at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary, the Custodian or a nominee of either as the holder of the Deposited Securities and (b) generally transmitted to the holders of such Deposited Securities by the Company.  The Depositary shall also make available for inspection by Holders of Receipts at its Corporate Trust Office copies of reports, notices and communications furnished by the Company pursuant to the following paragraph.

The Company will promptly transmit to the Custodian English language versions of any reports, notices and other communications that are generally transmitted by the Company to holders of its Shares or other Deposited Securities, as well as English language versions of the Company's annual reports (including a description of operations and annual audited consolidated financial statements prepared in conformity with Korean generally accepted accounting principles ("Korean GAAP"), together with, if prepared pursuant to the United States Securities Exchange Act of 1934, as amended, a reconciliation of net earnings and shareholders' equity to United States generally accepted accounting principles) and unaudited non-consolidated semi-annual financial statements prepared in conformity with Korean GAAP.  The Depositary will, at the Company's expense (unless otherwise agreed in writing by the Company and the Depositary), arrange for the prompt transmittal by the Custodian to the Depositary of such notices, reports and other communications and arrange for the mailing, at the Company's expense (unless otherwise agreed in writing by the Company and the Depositary), of copies thereof (or if requested by the Company, a summary of any such notice provided by the Company) to all Holders or, at the request of the Company, make such notices, reports (other than the annual reports and semi-annual financial statements described in the preceding sentence) and other communications available to all Holders on a basis similar to that for holders of Shares or other Deposited Securities, or on such other basis as the Company may advise the Depositary may be required by any applicable law, regulation or stock exchange requirement.  The Company will timely provide the Depositary with the quantity of such notices, reports and other communications, as requested by the Depositary from time to time, in order for the Depositary to effect such mailings.

The Company has delivered to the Depositary and the Custodian a copy of the provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company, and promptly upon any amendment thereto or change therein, the Company shall deliver to the Depositary and the Custodian a copy of such provisions as so amended or changed.  The Depositary may rely upon such copy for all purposes of this Deposit Agreement.  The Depositary will, at the expense of the Company (unless otherwise agreed in writing by the Company and the Depositary), make such copy and such notices, reports and other communications available for inspection by Holders at the Depositary's office, at the office of the Custodian and at any other designated transfer offices.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Holders of Receipts provided that such inspection shall not be for the purpose of communicating with Holders of Receipts for an object other than the business of the Company, including, without limitation, a matter related to the Deposit Agreement or the Receipts.

The Depositary may close the transfer books after consultation with the Company to the extent practicable, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Company, provided that any such closing of the transfer books shall be subject to the provisions of Section 2.06 of the Deposit Agreement which limit the suspension of withdrawals of Shares.

12.  DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary or on its behalf, its agent, receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, or will cause its agent to, convert, as promptly as practicable after its receipt of such dividend or distribution (unless otherwise prohibited or prevented by law), such dividend or distribution into dollars and will, as promptly as practicable, distribute the amount thus received (net of the expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) to the Holders of Receipts entitled thereto, provided, however, that in the event that the Company or an agent of the Company, the Depositary or the Custodian is required to withhold and does withhold from such cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes or other governmental charges, the amount distributed to the Holders of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Section 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the Holders of Receipts entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution, subject to applicable law; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with the Company, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement and any expenses in connection with such sale) shall be distributed by the Depositary to the Holders of Receipts entitled thereto as in the case of a distribution received in cash, all in the manner and subject to the conditions set forth in the Deposit Agreement.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may, and shall, if the Company shall so request, distribute, as promptly as practicable, to the Holders of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement.  In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement; provided, however, no distribution to Holders pursuant to this Article 12 and Section 4.03 of the Deposit Agreement shall be unreasonably delayed by any action of the Depositary or any of its agents.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property other than cash (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Holders of Receipts entitled thereto.

Notwithstanding any other provision of this Receipt or the Deposit Agreement, before making any distribution or other payment on any Deposited Securities, the Company shall make such deductions (if any) which, by the laws of Korea, the Company is required to make in respect of any income, capital gains or other taxes and the Company may also deduct the amount of any tax or governmental charges payable by the Company or for which the Company might be made liable in respect of such distribution or other payment or any document signed in connection therewith.  In making such deductions, the Company shall have no obligation to any Holder or Beneficial Owner to apply a rate under any treaty or other arrangement between Korea and the country within which the Holder or Beneficial Owner is resident unless such Holder or Beneficial Owner has timely provided to the Company evidence of the residency of such Holder or Beneficial Owner that is satisfactory to the relevant tax authorities of Korea.

13.  RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Holders or in disposing of such rights on behalf of any Holders and making the net proceeds available to such Holders or, if by the terms of such rights offering or for any other reason it would be unlawful for the Depositary either to make such rights available to any Holders or to dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse.  If at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to all or certain Holders but not to other Holders, the Depositary, at the request of the Company, shall distribute to any Holder to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Holder, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if a Holder requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Holder hereunder, the Depositary will promptly make such rights available to such Holder upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Holder has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Holders, then upon instruction from such a Holder pursuant to such warrants or other instruments to the Depositary from such Holders to exercise such rights, upon payment by such Holder to the Depositary for the account of such Holder of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, to the extent permitted by the Articles of Incorporation of the Company and applicable law, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder.  As agent for such Holder, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Holder.

If the Depositary determines that it is not lawful or feasible to make such rights available to all or certain Holders, the Depositary, at the request of the Company, will use its best efforts that are reasonable under the circumstances to, sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Holders to whom it has determined it may not lawfully or feasibly make such rights available.  The Depositary shall allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any Receipt or otherwise.  Such proceeds shall be distributed as promptly as practicable in accordance with Section 4.01 of the Deposit Agreement.

If such sale can be effected only with the approval or license of the Korean government or any agency thereof, the Depositary shall file as promptly as practicable such application for approval or license; however, the Depositary shall be entitled to rely upon Korean local counsel in such matters, which counsel shall be instructed to act as promptly as possible.

If a registration statement under the Securities Act of 1933 is required with respect to the securities to which any rights relate in order for the Company to offer such rights to Holders and sell the securities represented by such rights, the Depositary will not offer such rights to Holders having an address in the United States (as defined in Regulation S) unless and until such a registration  statement is in effect, or unless the offering and sale of such securities and such rights to such Holders are exempt from registration under the provisions of such Act.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holder in particular.

14.  CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can, pursuant to applicable law, be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted as promptly as practicable, by sale or in any other manner that it may determine in accordance with applicable law, such Foreign Currency into Dollars.  If, at the time of conversion of such Foreign Currency into Dollars, such Dollars can, pursuant to applicable law, be transferred outside of Korea for distribution to Holders entitled thereto, such Dollars shall be distributed as promptly as practicable to the Holders entitled thereto or, if the Depositary shall have distributed any rights, warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such rights, warrants and/or instruments upon surrender thereof for cancellation.  Such distribution or conversion may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file as promptly as practicable such application for approval or license; however, the Depositary shall be entitled to rely upon Korean local counsel in such matters, which counsel shall be instructed to act as promptly as possible.

If at any time foreign currency received by the Depositary is not, pursuant to applicable law, convertible, in whole or in part, into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary cannot be promptly obtained, the Depositary shall, (a) as to that portion of the foreign currency that is convertible into Dollars, make such conversion and, if permitted by applicable law, transfer such Dollars to the United States for distribution to Holders in accordance with the first paragraph of this Article 13 and (b) as to the nonconvertible balance, if any, (i) if requested in writing by a Holder, distribute or cause the Custodian to distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary or Custodian to such Holder and (ii) the Depositary shall hold or shall cause the Custodian to hold any amounts of nonconvertible foreign currency not distributed pursuant to the immediate preceding subclause (i) uninvested and without liability for interest thereon for the respective accounts of the Holders entitled to receive the same.

15.  RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall fix a record date, which date shall, to the extent practicable, be either (x) the same date as the record date fixed by the Company, or (y) if different from the record date fixed by the Company, be fixed after consultation with the Company (a) for the determination of the Holders of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at, and to attend (without voting or speaking), any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

16.  VOTING OF DEPOSITED SECURITIES AND ATTENDANCE AT MEETINGS.

As soon as practicable after receipt of notice of any meeting or solicitation of proxies of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Holders of Receipts a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting, (or, if requested by the Company a summary of such information provided by the Company), (b) a statement that the Holders of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provisions of Korean law and of the Articles of Incorporation of the Company (which provisions, if any, shall be summarized in such notice to the extent that such provisions are material), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares, (c) a statement as to the manner in which such instructions may be given.  Upon the written request of a Holder of a Receipt on the record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request.  The Depositary shall not itself exercise any voting discretion over any Deposited Securities.  A Holder acting on its own behalf or on behalf of a Beneficial Owner shall not be entitled to give any instructions with respect to voting rights associated with American Depositary Shares evidenced by Receipts held by such Holder or Beneficial Owner if and to the extent the number of Shares represented by American Depositary Shares beneficially owned by such Holder or Beneficial Owner, when aggregated with all other Shares beneficially owned by such Holder or Beneficial Owner (including Shares beneficially owned by Affiliated Holders of such Holder or Beneficial Owner), exceeds one (1)% of the aggregate number of Shares of the Company issued and outstanding.  The Company and the Depositary may take any and all action necessary or desirable to enforce the restrictions on the exercise of voting rights set forth in the preceding sentence.

Subject to the rules of any securities exchange on which American Depositary Shares or the Deposited Securities represented thereby are listed, the Depositary shall if requested by the Company deliver, at least three Business Days prior to the date of such meeting, to the Company, copies of all instructions received from Holders in accordance with which the Depositary will vote, or cause to be voted, the Deposited Securities represented by the American Depositary Shares evidenced by such Receipts at such meeting.  Voting rights, if any, may be exercised as set forth in Section 4.07 of the Deposit Agreement only in respect of four American Depositary Shares or multiples thereof.

17.  CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall, subject to the terms of the Deposit Agreement and applicable laws and regulations (including any registration requirement under the Securities Act of 1933), be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence.  In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.  Immediately upon the occurrence of any such change, conversion or exchange covered by Section 4.08 of the Deposit Agreement in respect of the Deposited Securities, the Depositary shall give notice thereof in writing to all Holders of Receipts.

18.

LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company shall incur any liability to any Holder or Beneficial Owner, if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any other governmental or regulatory authority, or by reason of any provision, present or future, of the Articles of Incorporation of the Company, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Company shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary or the Company incur any liability to any Holder or Beneficial Owner of a Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.  Where, by the terms of a distribution pursuant to Sections 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, such distribution or offering may not be made available to Holders of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Holders and make the net proceeds available to such Holders, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.  Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders or Beneficial Owners of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith.  The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities.  Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.  Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or Beneficial Owner of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.  The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.  The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of any of them, and except to the extent that such liability or expense arises out of information relating to the Depositary or the Custodian, as applicable, furnished in writing to the Company by the Depositary or the Custodian, as applicable, expressly for use in any registration statement, proxy statement, prospectus (or placement memorandum) or preliminary prospectus (or preliminary placement memorandum) relating to the Shares, or omissions from such information; or (ii) by the Company or any of its directors, employees, agents and affiliates.

The indemnities contained in the preceding paragraph shall not extend to any liability or expense which may arise out of any Pre-Release (as defined in Section 2.09 of the Deposit Agreement) to the extent that any such liability or expense arises in connection with (a) any United States federal, state or local income tax laws or (b) the failure of the Depositary to deliver Deposited Securities when required under the terms of Section 2.05 of the Deposit Agreement.  However, the indemnities contained in the preceding paragraph shall apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum) or preliminary prospectus (or preliminary placement memorandum) relating to the offer or sale of American Depositary Shares, except to the extent any such liability arises out of (i) information relating to the Depositary or any Custodian, as applicable, furnished in writing to the Company by the Depositary or any Custodian, as applicable, expressly for use in any of the foregoing documents, or, (ii) material omissions from such information furnished by the Depositary or any Custodian.

No disclaimer of liability under the Securities Act of 1933 is intended by any provisions of the Deposit Agreement.

The Depositary, subject to Sections 2.05 and 2.09 of the Deposit Agreement, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

19.

RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect  upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  Whenever the Depositary in its discretion determines that it is in the best interest of the Holders of Receipts to do so, it may, after consultation with the Company, appoint a substitute or additional custodian or custodians.

20.  AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Holders of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Holders of outstanding Receipts.  Every Holder and Beneficial Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt or to own any beneficial interest herein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.

TERMINATION OF DEPOSIT AGREEMENT

The Depositary at any time, at the direction of the Company, shall terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Holders of all Receipts then outstanding, such termination to be effective on a date specified in such notice not less than 30 days after the date thereof, if at any time 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement.  On and after the date of termination, the Holder of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to the Holder or upon the Holder's order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).  At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash or property then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders of Receipts which have not theretofore been surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges) and except as provided in Section 5.08 of the Deposit Agreement.  Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22.

DISCLOSURE OF INTERESTS; OWNERSHIP RESTRICTIONS

The Company may from time to time request Holders or Beneficial Owners or former Holders or Beneficial Owners to provide information as to the capacity in which they hold or held Receipts and regarding the identity of any other persons then or previously interested in such Receipts and the nature of such interest and various other matters.  Each such Holder or Beneficial Owner agrees to provide any such information reasonably requested by the Company or the Depositary pursuant to Section 3.04 of the Deposit Agreement whether or not still Holder or Beneficial Owner at the time of such request.  The Depositary agrees to use its reasonable efforts to comply with written instructions received from the Company requesting that the Depositary forward any such requests to such Holders or Beneficial Owners and to the last known address, if any, of such former Holders or Beneficial Owners and to forward to the Company any responses to such requests received by the Depositary, and to use its reasonable efforts, at the Company's request and expense, to assist the Company in obtaining such information with respect to the American Depositary Shares, provided that nothing herein shall be interpreted as obligating the Depositary to provide or obtain any such information not provided to the Depositary by such Holders or Beneficial Owners or former Holders or Beneficial Owners.

The Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding the limits under the Articles of Incorporation of the Company or applicable law.  The Company may also restrict, in such manner as it deems appropriate, transfers of the American Depositary Shares where such transfer may cause the total number of Shares represented by the American Depositary Shares beneficially owned by a single Holder or Beneficial Owner, when aggregated with all other Shares beneficially owned by such Holder or Beneficial Owner (including Shares beneficially owned by Affiliated Holders of such Holder or Beneficial Owner), to exceed one (1) percent of the aggregate number of Shares of the Company issued and outstanding, or any other limits under the Articles of Incorporation of the Company or applicable law with respect to which the Company may, from time to time, notify the Depositary.  The Company, may, in its sole discretion, instruct the Depositary to take action with respect to the beneficial ownership of any Holder or Beneficial Owner in excess of the limitation set forth in the second sentence of this Article 22, including but not limited to a mandatory sale or disposition on behalf of a Holder or Beneficial Owner of the Shares represented by the American Depositary Shares held by such Holder or Beneficial Owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law.

Notwithstanding anything in the Deposit Agreement or this Receipt to the contrary, under no circumstances shall the restrictions on ownership set forth in this Article 22 or Section 3.05 of the Deposit Agreement authorize or require the Depositary or the Company to seek to void, nullify or rescind any sale or transfer of American Depositary Shares effected over the New York Stock Exchange.

23.

PARTIAL DIVIDEND SHARES.

In the event that any Shares deposited hereunder entitle holders of record thereof ("recordholders") as of the next dividend record date to receive a per-Share dividend in an amount different from that payable to recordholders of Shares outstanding on the immediately preceding dividend record date, the following provisions shall apply:

(a)

The term "Full Dividend Shares" shall mean those Shares which will entitle recordholders on the next dividend record date to receive a per-Share dividend in an amount equal to that payable to recordholders of Shares outstanding on the immediately preceding dividend record date.  The term "Partial Dividend Shares" shall mean those Shares which entitle recordholders as of the next dividend record date to receive a per-Share dividend in an amount different from that payable to recordholders of Full Dividend Shares.

(b)

Partial Dividend Shares deposited hereunder shall be held by the Depositary or Custodian in a segregated account different from the account in which Full Dividend Shares deposited hereunder are held.

(c)

Partial Dividend Shares shall be represented by a class of American Depositary Shares ("Partial Dividend ADSs") different from those representing Full Dividend Shares ("Full Dividend ADSs"), and such Partial Dividend ADSs shall be evidenced by a class of Receipts ("Partial Dividend ADRs") different from those evidencing Full Dividend ADSs ("Full Dividend ADRs") and shall bear a legend with respect to their status as Partial Dividend Shares.

(d)

Whenever Partial Dividend Shares become Full Dividend Shares (which is expected to be January 1 of the year next following the year in which such Partial Dividend Shares were issued), the Depositary shall cause the Custodian to transfer such Partial Dividend Shares into the account in which other Full Dividend Shares are held, the Partial Dividend ADSs representing such Partial Dividend Shares shall automatically convert into Full Dividend ADSs and the Depositary shall take such action as may be necessary to effect such conversion.

(e)

Holders and Beneficial Owners of Full Dividend ADSs shall be entitled to receive only dividends and other distributions received in respect of Full Dividend Shares.  Holders and Beneficial Owners of Partial Dividend ADSs shall be entitled to receive only dividends and other distributions received in respect of Partial Dividend Shares.

(f)

All other provisions of this Deposit Agreement shall apply to Partial Dividend Shares and Partial Dividend ADSs, subject to Section 2.11 of the Deposit Agreement.